Exhibit 99.1

CONTACT:	Julie Lorigan Vice President, Investor Relations (781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations Berns Communications Group (212) 994-4660

TALBOTS ANNOUNCES FOURTH QUARTER SALES RESULTS
-Updates 2007 Fourth Quarter and Full Year Outlook

-Company Outlines Specific Initiatives to Achieve Profitability in Fiscal 2008
-Goal to Reduce Cost Structure by Minimum of $100 million by End of Fiscal 2009

HINGHAM, MA, February 6, 2008 – The Talbots, Inc. (NYSE: TLB) today announced sales for the thirteen weeks ended February 2, 2008 and commented on its outlook for the fourth quarter.

The Talbots, Inc. also outlined the major initiatives it is implementing to achieve profitability on continuing operations in 2008, driven by management actions to strengthen the Company’s brands through improved products, build its new and existing customer base through targeted strategic investments, establish greater operating efficiencies and significantly streamline its cost structure.

Total Company sales for the thirteen weeks ended February 2, 2008 were $587 million, versus reported sales of $638 million for the fourteen weeks ended February 3, 2007. By brand, retail store sales were $388 million for Talbots compared to $433 million a year ago, and $86 million for J. Jill compared to $91 million a year ago.  Consolidated direct marketing sales for the recent period, including catalog and Internet, were $113 million compared to $114 million a year ago.

Consolidated comparable store sales declined 6.0% for the latest thirteen-week period. Comparable store sales for the Talbots and J. Jill brands declined 6.0% and 6.3%, respectively, driven by an especially weak November/December. Consolidated comparable store sales in January were positive.

Total Company year-to-date sales for the fifty-two weeks ended February 2, 2008 were $2,289 million compared to $2,231 million for the fifty-three weeks ended February 3, 2007. Retail store sales by brand were $1,534 million for Talbots and $327 million for J. Jill. Consolidated direct marketing sales for the recent fifty-two week period, including catalog and Internet, were $428 million.

Consolidated comparable store sales declined 5.5% for the recent fifty-two week period. By brand, comparable store sales for Talbots decreased 5.7% and for J. Jill were down 4.6%.

2007 Fourth Quarter and Full Year Outlook

Talbots announced that it is in the process of completing impairment testing of its J. Jill brand intangible assets acquired in May 2006, including goodwill and trademarks.  As a result, at this time, the Company anticipates that it will record a non-cash impairment charge to fourth quarter earnings on a preliminary basis of approximately $85 million or $1.60 per share.

The Company also announced that it will take a non-cash impairment charge for certain underperforming Talbots and J. Jill stores in the fourth quarter 2007 of approximately $2 million or $0.04 per share.

On a GAAP basis, the Company currently expects to report a net loss for the fourth quarter ending February 2, 2008 in the range of ($2.10) to ($2.15) per share, compared to last year’s breakeven per share for the same period.

On a non-GAAP basis, the fourth quarter net loss is expected to be in the range of ($0.23) to ($0.28) per share, excluding $1.60 per share related to the impairment of the J. Jill intangible assets, $0.06 per share related to the previously announced closing of its Talbots Kids and Mens businesses, $0.04 per share related to the impairment of certain underperforming Talbots and J. Jill stores, $0.08 per share of acquisition related and financing costs, and $0.09 per share of expense related to compensation for new executive hires and professional consulting fees. (See attached table for reconciliation of GAAP and non-GAAP and comparison to prior year)

Trudy F. Sullivan, President and Chief Executive Officer of The Talbots, Inc. commented, “Unfortunately, worsening economic conditions in the fourth quarter exacerbated problems that we had already recognized and have been working to address, and impacted our near-term performance.”

On a GAAP basis, the net loss for the full fiscal year ending February 2, 2008 is expected to be ($2.43) to ($2.48) per share, compared to last year’s earnings per share of $0.59 for the same period.

On a non-GAAP basis, the full fiscal year net loss is expected to be in the range of ($0.15) to ($0.20) per share, excluding $1.60 per share related to the impairment of the J. Jill intangible assets, $0.06 per share related to the previously announced closing of its Talbots Kids and Mens businesses, $0.06 per share related to the impairment of certain underperforming Talbots and J. Jill stores, $0.38 per share of acquisition related and financing costs, and $0.18 per share of expense related to compensation for new executive hires and professional consulting fees. (See attached table for reconciliation of GAAP and non-GAAP and comparison to prior year)

The Company further commented that it expects to be in full compliance with all debt covenants at the end of the fourth quarter.

The Talbots, Inc. plans to release its fourth quarter and year-end results on Wednesday, March 12, 2008.

Restoring Profitability: Strategies for Fiscal 2008 and Beyond

Ms. Sullivan continued, “Our company remains fully engaged in and committed to a strategic plan to revitalize our brands and our products. As we look ahead to fiscal 2008 and beyond, we are following a well-defined road map to restore profitable growth.  While full details of our comprehensive revitalization plan will be discussed in detail in March when our strategic review is complete, many of the elements are already in place and are now being implemented.”

“We have recently added exceptional new executive talent in the brand leadership, merchandising and creative areas to re-energize our assortments.  However, we know that our product initiatives will succeed only if they are built on a solid platform of operational improvements.”

The Company announced the following specific initiatives to improve operating profit from continuing operations and restore profitability:

♦	Manage to a conservative sales growth plan for fiscal 2008 based on slightly negative comparable store sales growth.

♦
Goal to reduce Company’s cost structure by a minimum of $100 million by the end of fiscal 2009. These are primarily cash savings and are the result of a comprehensive review of the business, with the objective to improve inventory turns, right-size the organization, maintain tighter expense controls and maximize the utilization of all corporate assets.

♦
Improve gross margin driven by a combination of higher initial markup, resulting from sourcing efficiencies and significantly improved inventory management.  This includes leaner inventories, better product flow, change in markdown cadence and the implementation of a price optimization software tool at the Talbots and J. Jill brands in the second and third quarter of fiscal 2008, respectively.

♦
Reduce capital spending in 2008 to $75 million versus $83 million in 2007. Scale back store expansion in fiscal 2008 to approximately 46 new store openings, including 27 Talbots stores and 19 J. Jill stores. This is down from 75 new store openings in fiscal 2007, enabling the Company to preserve more capital for IT enhancements and store conversions.

♦
Close approximately 100 underperforming stores in fiscal 2008, including the previously announced 78 Talbots Kids and Mens stores. To date, approximately 10 to15 of the Kids and Mens locations have been identified as probable conversions to other concepts. The Company will continue to critically assess individual store profitability on an ongoing basis.

Ms. Sullivan continued, “While we undertake initiatives to streamline our cost structure, we will also make strategic investments in those areas that we believe will have the highest potential benefit to rebuilding our brands. For example, we will eliminate television and national print advertising in fiscal 2008 and redirect a portion of our marketing budget to enhance customer outreach through increased catalog prospecting and web-based marketing. ”

“Fiscal 2008 marks the beginning of a significant turnaround for The Talbots, Inc. These decisive actions, and the several other measures that we will be taking across our business, will drive greatly improved long-term performance.  We are confident that through these initiatives, our Company will become much stronger as we will build on the appeal of our brands, the loyalty of our customers, and the dedication and talent of our team to return The Talbots, Inc. to profitable growth in 2008 and beyond,” Ms. Sullivan concluded.

Conference Call

Talbots will conduct a conference call today, February 6, 2008 at 5:00 p.m. local time. To listen to the live call, please dial 866-336-2423, passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will be archived on its web site www.thetalbotsinc.com for a period of twelve months.  In addition, an audio replay of the call will be available shortly after its conclusion and archived until February 8, 2008.  This call may be accessed by dialing (800) 642-1687, passcode 34210476.

The Talbots, Inc. is a leading international specialty retailer and direct marketer of women’s apparel, shoes and accessories. The Company currently operates a total of 1,421 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,150 stores under the Talbots brand name and 271 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.

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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as "expect," “achieve,” return to,” “restore,”  "look," "believe," "anticipate," "outlook," "will," "would," "target," "would yield," or similar statements or variations of such terms. All of the "outlook" information (including future profitability, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.

Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning exit costs, timing, benefit and impact of strategic initiatives being implemented, values of J. Jill intangible assets, and our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any "outlook" information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.

Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or statements in or accompanying this release.

Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the risk that the strategic and other operating initiatives referred to above as well as other initiatives and actions taken as part of our revitalization plan or as a result of our strategic review may not favorably impact our operations, productivity and profitability in the short term or long term, the risk that operational benefits expected to be realized from our strategic and operating initiatives and actions and from our exit plans will not be achieved or may take longer to achieve or result in greater cost or expense than expected or forecast, the risk that a return to profitability or profitable growth may take longer to be realized than expected or forecast, acceptance of the Company's fashions including its seasonal fashions, effectiveness of the Company's brand awareness and marketing programs and new promotional cadence strategy, any different or any increased negative trends in its regular-price or markdown selling, retail economic conditions including consumer spending trends, the current housing issues and uncertainty in the financial and credit markets,  the risk that the Company may not at all times satisfy one or more of its financial covenants under its debt agreements and will be required to seek to obtain a waiver or amendment (which cannot be assured) of its debt agreement, success of our expected marketing events in driving store traffic and store and direct marketing sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the Company's ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company's ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, our ability to accurately estimate and forecast future full-price and markdown selling for each of our brands, the success of our current executive-level hires, the risk that the J. Jill business will not be successfully integrated, the risk that the cost savings, operational efficiencies, and other synergies from J. Jill acquisition may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time and the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization. In each case, actual results may differ materially from such forward-looking information.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under "Investor Relations" and you are urged to carefully consider all such factors.
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(table to follow)

SEC REGULATION G

The Talbots, Inc.
Reconciliation of GAAP to Non-GAAP

	13 Weeks Ended February 2, 2008	14 Weeks Ended February 3, 2007	52 Weeks Ended February 2, 2008	53 Weeks Ended February 3, 2007
Net Income (Loss) per Share on a GAAP basis:	($2.10) - ($2.15)	$0.00	($2.43) - ($2.48)	$0.59
Impact of the impairment to J.Jill intangibles	1.60	0.00	1.60	0.00
Impact related to the closing of Talbots Kids and Mens	0.06	0.00	0.06	0.00
Impact related to the impairment of other Talbots & J.Jill stores	0.04	0.00	0.06	0.00
Impact of acquisiton related and financing costs	0.08	0.15	0.38	0.46
Impact of compensation for new executives and consulting fees	0.09	0.00	0.18	0.00
Net Income (Loss) per Share on a Non-GAAP basis:	($0.23) - ($0.28)	$0.15	($0.15) - ($0.20)	$1.05